MutualFirst Announces First Quarter 2011 Results

MUNCIE, Ind.,April 21, 2011 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today a net loss to common shareholders for the first quarter ended March 31, 2011 of $1.1 million, or a loss of $.17 for basic and diluted earnings per common share. This compared to net income available for common shareholder for the same period in 2010 of $893,000, or $.13 for basic and diluted earnings per common share. Annualized return on assets was negative .19% and return on average tangible common equity was negative 4.86% for the first quarter of 2011 compared to .37% and 3.87% respectively, for the same period of last year.

The loss was directly related to a provision for loan losses in the first quarter of 2011 of $4.2 million compared to $1.5 million in the first quarter of 2010. This $2.7 million increase was due to $4.8 million in net charge offs primarily related to loans previously identified as problem loans. "The first quarter earnings result was disappointing, but the reduction in problem assets was a positive," said David W. Heeter, President and CEO. "The value of underlying real estate collateral for our previously identified troubled loans has continued to decline, creating the need for recognition of losses. However, we have not seen additional significant increases in troubled assets, which is encouraging."

Other financial highlights for the first quarter ended March 31, 2011 included:

  Cash and cash equivalents and investment securities increased $76.8 million while gross loans including loans held for sale decreased $39.2 million since December 31, 2010.
  Deposits increased $52.9 million or 4.7% while borrowings decreased $14.0 million since December 31, 2010.
  Allowance for loan losses to non-performing loans as of March 31, 2011 was 52.99% compared to 42.16% as of December 31, 2010 and 60.77% as of March 31, 2010. Allowance for loan losses to loans receivable was 1.64% as of March 31, 2011 compared to 1.64% as of December 31, 2010 and 1.59% as of March 31, 2010.
  Net charge offs on an annualized basis were 1.94% in the first quarter 2011 compared to .49% in the same period in 2010.
  Net interest margin was 3.14% for the first quarter 2011 compared to 3.10% for the fourth quarter 2010 and 3.18% for the first quarter 2010.
  Non-interest income for the quarter ended March 31, 2011 decreased $220,000 compared to the first quarter 2010 due to less service fee income as a result of overdraft regulations and less gain on sale of mortgage loans as a result of reduced loan demand.
  Non-interest expense for the first quarter 2011 was $141,000 more than the first quarter 2010.  The increase is primarily due to increased salary and benefit expense.

Heeter commented, "We continue to do the right things to position ourselves for the future. Finding ways to increase non-interest income and to reduce non-interest expense continues to be a focus. This will continue to be a challenge as new regulatory changes will affect our operations in the future."

Balance Sheet

Assets increased $40.3 million as of March 31, 2011 compared to December 31, 2010, primarily due to the increase in cash and cash equivalents and investments securities by $76.8 million. The increase in investment securities were in shorter term government agency mortgage backed securities and the increase was primarily due to decreased loan balances and increased deposits. Loans, including loans held for sale, decreased $39.2 million as loan demand was weak in all loan segments in the first quarter of 2011.

Deposits increased by $52.9 million as the Bank continues to see increased activity in all of its markets for core deposit relationships. The increase in deposits has been primarily in core transactional accounts which increased $40.4 million and certificates of deposit increased $12.5 million in the first quarter of 2011. Core transactional deposits increased to 42% of the Bank's total deposits as of March 31, 2011 compared to 40% as of December 31, 2010. The increase in deposits allowed the Bank to retire higher rate maturing debt, mainly FHLB advances, of $14.0 million in the first quarter of 2011. Heeter commented, "We are pleased with our deposit growth and believe it is a result of our ability to provide desired core services in all of our markets."

Allowance for loan losses decreased by $575,000 to $15.8 million as of March 31, 2011 primarily due to $4.8 million in net charge offs, or 1.94% of loans on an annualized basis, offset by a provision of $4.2 million. A majority of the $4.8 million in net charge offs, or 1.94% of total loans on an annualized basis were previously identified as problem loans and reserves had been established for those loans. This compared to net charge offs for the first quarter of 2010 of $1.3 million, or .49% of total loans on an annualized basis. The allowance for loan losses to non-performing loans as of March 31, 2011 decreased to 52.99% compared to 60.77% as of March 31, 2010, but increased from 42.16% on a linked quarter basis. The allowance for loan losses to total loans as of March 31, 2011 was 1.64%, an increase from 1.59% as of March 31, 2010 and the same as December 31, 2010. Heeter continued, "We believe our allowance for loan losses is prudent with the continued risk in the economy. We do not believe releasing all of the reserves as a result of this quarter's charge offs would be advisable in the current economic environment."

Stockholders' equity was $131.0 million at March 31, 2011, a decrease of $168,000 from December 31, 2010. The decrease was due primarily to a net loss of $693,000, dividend payments of $419,000 to common shareholders and $405,000 to preferred shareholders. The net loss and dividend payments were partially offset by increases in unrealized gains on securities of $1.2 million. The Company's tangible book value per share as of March 31, 2011 increased to $13.51 compared to $13.49 as of December 31, 2010 and tangible common equity ratio was 6.72% as of March 31, 2011 compared to 6.93% as of December 31, 2010. The decrease in tangible common equity ratio was primarily due to the $40.3 million of growth in total assets. The Bank's risk-based capital ratio was well in excess of "well-capitalized" levels as defined by all regulatory standards as of March 31, 2011.

Income Statement

Net interest income before the provision for loan losses decreased $173,000 for the quarter ended March 31, 2011 compared to the same period in 2010. The decrease was a result of the decline in the net interest margin from 3.18% in the first quarter of 2010 to 3.14% in the first quarter of 2011 and the decline in average earning assets of $4.0 million. On a linked basis, net interest income before the provision for loan losses increased $93,000 as net interest margin increased by 4 basis points; however average earning assets declined by $3.2 million.

The provision for loan losses for the first quarter of 2011 increased to $4.2 million compared to $1.5 million during last year's comparable period. The increase was primarily due to net charge offs of $4.8 million in the first quarter of 2011. The charge offs were for previously identified problem loans that were mostly collateralized by real estate. Non-performing loans to total loans at March 31, 2011 were 3.09% compared to 3.90% at December 31, 2010. This decrease in non-performing loans was in all segments of our portfolio; however this decrease was primarily due to a decrease in restructured loans and in one-to four-family residential loans. Non-performing assets to total assets were 2.69% at March 31, 2011 compared to 3.20% at December 31, 2010. "We believe that our allowance for loan losses adequately reflects the risk in our portfolio as we move forward and the current risk in the economy," Heeter added.

Non-interest income for the first quarter of 2011 was $2.9 million a decrease of $220,000 compared to the first quarter of 2010. Regulatory changes on overdrafts in July of 2010 resulted in the Company's reduced service charges on deposit accounts by $136,000 in the first quarter of 2011 compared to the first quarter of 2010. The weak loan demand has also resulted in fewer opportunities for loan sales and a reduction of $262,000 in gain compared to the first quarter of 2010. The investment portfolio provided $173,000 more in non-interest income as other-than-temporary impairment charges were reduced by $384,000. This improvement was offset by a reduction in gain on investment sales in $211,000 when comparing the first quarter of 2011 with 2010.

Non-interest expense increased $141,000 when comparing the first quarter of 2011 with that of 2010. Salaries and benefits increased by $187,000 in the first quarter of 2011 compared to the same period in 2010. This increase was primarily due to less compensation deferrals because of decreased loan production and significant increases in unemployment taxes paid to local and federal governments during the first part of the year. The increased deposit base also increased federal deposit insurance premiums by $62,000 in the first quarter of 2011 when compared to the first quarter 2010. Software subscriptions and maintenance decreased by $79,000 in the first quarter of 2011 compared to the same period in 2010 to partially offset some of the increases in non-interest expense.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	March 31,	December 31,
Balance Sheet (Unaudited):	2011	2010
	(000)	(000)
Assets
Cash and cash equivalents	$78,711	$26,821
Investment securities - AFS	270,081	245,165
Loans held for sale	925	10,483
Loans, gross	965,643	995,273
Allowance for loan loss	(15,797)	(16,372)
Net loans	949,846	978,901
Premise and equipment	32,584	32,966
FHLB of Indianapolis stock	16,682	16,682
Investment in limited partnerships	3,496	3,624
Cash surrender value of life insurance	45,916	45,566
Prepaid FDIC premium	3,730	4,208
Core deposit and other intangibles	4,224	4,533
Deferred income tax benefit	19,101	20,030
Other assets	21,922	17,923
Total assets	1,447,218	1,406,902

Liabilities and Stockholders' Equity
Deposits	1,174,459	1,121,569
Borrowings	127,750	141,705
Other liabilities	14,037	12,488
Stockholders' equity	130,972	131,140
Total liabilities and stockholders' equity	1,447,218	1,406,902

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Income Statement (Unaudited):	2011	2010	2010
	(000)	(000)	(000)

Total interest income	$15,683	$16,025	$17,244
Total interest expense	5,368	5,803	6,756

Net interest income	10,315	10,222	10,488
Provision for loan losses	4,200	1,775	1,525
Net interest income after provision
for loan losses	6,115	8,447	8,963

Non-interest income
Fees and service charges	1,604	1,773	1,740
Net gain on sale of investments	74	8	285
Other than temporary impairment of securities	(193)	(15)	(577)
Equity in losses of limited partnerships	(34)	(128)	(127)
Commissions	951	925	942
Net gain (loss) on loan sales	92	866	354
Net servicing fees	27	37	37
Increase in cash surrender value of life insurance	351	406	383
Other income	49	41	104
Total non-interest income	2,921	3,913	3,141

Non-interest expense
Salaries and benefits	5,523	5,096	5,336
Occupancy and equipment	1,463	1,373	1,425
Data processing fees	401	407	411
Professional fees	360	249	342
Marketing	300	324	298
Deposit insurance	508	467	446
Software subscriptions and maintenance	318	377	397
Intangible amortization	309	315	353
Repossessed assets expense	435	548	467
Other expenses	858	907	859
Total non-interest expense	10,475	10,063	10,334

Income before taxes	(1,439)	2,297	1,770
Income tax (benefit) provision	(746)	484	426
Net income	(693)	1,813	1,344
Preferred stock dividends and amortization	451	451	451
Net income available to common shareholders	($1,144)	$1,362	$893

Pre-tax pre-provision income
Net income available to common shareholders	($1,144)	$1,362	$893
Addback
Provision	4,200	1,775	1,525
Income tax (benefit) provision	(746)	484	426
Total pretax preprovision income	$2,310	$3,621	$2,844

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		3/31/2011			3/31/2010
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$55,070	$22	0.16%	$88,659	$43	0.19%
Mortgage-backed securities:
Available-for-sale	238,927	1,733	2.90	124,320	1,348	4.34
Held-to-maturity	0	0	-	8,011	132	6.59
Investment securities:
Available-for-sale	19,028	138	2.90	16,275	127	3.12
Loans receivable	985,377	13,684	5.55	1,063,219	15,500	5.83
Stock in FHLB of Indianapolis	16,682	105	2.52	18,632	94	2.02
Total interest-earning assets (3)	1,315,084	15,682	4.77	1,319,116	17,244	5.23
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	113,329			139,194
Total assets	$1,428,413			$1,458,310

Interest-Bearing Liabilities:
Demand and NOW accounts	$206,344	271	0.53	$176,835	198	0.45
Savings deposits	93,587	35	0.15	87,620	34	0.16
Money market accounts	65,808	122	0.74	63,689	147	0.92
Certificate accounts	672,028	3,830	2.28	658,590	4,325	2.63
Total deposits	1,037,767	4,258	1.64	986,734	4,704	1.91
Borrowings	130,290	1,110	3.41	225,205	2,052	3.64
Total interest-bearing accounts	1,168,057	5,368	1.84	1,211,939	6,756	2.23
Non-interest bearing deposit accounts	117,462			102,122
Other liabilities	11,884			13,879
Total liabilities	1,297,403			1,327,940
Stockholders' equity	131,010			130,370
Total liabilities and stockholders' equity	$1,428,413			$1,458,310

Net earning assets	$147,027			$107,177

Net interest income		$10,314			$10,488

Net interest rate spread			2.93%			3.00%

Net yield on average interest-earning assets			3.14%			3.18%

Average interest-earning assets to
average interest-bearing liabilities			112.59%			108.84%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2011	2010	2010

Share and per share data:
Average common shares outstanding
Basic	6,893,695	6,885,427	6,861,589
Diluted	7,044,414	6,951,413	6,864,138
Per common share:
Basic earnings	($0.17)	$0.20	$0.13
Diluted earnings	($0.17)	$0.20	$0.13
Dividends	$0.06	$0.06	$0.06

Dividend payout ratio	-35.29%	30.00%	46.15%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	-0.19%	0.50%	0.37%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	-4.86%	5.61%	3.87%
Interest rate spread information:
Average during the period(1)	2.93%	2.89%	3.00%

Net interest margin(1)(2)	3.14%	3.10%	3.18%

Efficiency Ratio	79.14%	71.19%	75.82%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	112.59%	112.25%	108.84%

Allowance for loan losses:
Balance beginning of period	$16,372	$16,480	$16,414
Charge offs:
One- to four- family	1,371	1,125	465
Multi-family	0	0	0
Commercial real estate	3,273	568	344
Construction or development	0	0	0
Consumer loans	428	486	895
Commercial business loans	0	0	0
Sub-total	5,072	2,179	1,704

Recoveries:
One- to four- family	44	116	85
Multi-family	0	0	0
Commercial real estate	0	0	68
Construction or development	0	0	0
Consumer loans	253	180	247
Commercial business loans	0	0	0
Sub-total	297	296	400

Net charge offs	4,775	1,883	1,304
Additions charged to operations	4,200	1,775	1,525
Balance end of period	$15,797	$16,372	$16,635

Net loan charge-offs to average loans (1)	1.94%	0.70%	0.49%

	March 31,	December 31,	March 31,
	2011	2010	2010

Total shares outstanding	6,985,087	6,984,754	6,984,754
Tangible book value per share	$13.51	$13.49	$13.23
Tangible common equity to tangible assets	6.72%	6.93%	6.42%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$10,768	$14,426	$14,234
Commercial real estate	10,333	10,977	7,309
Consumer loans	2,851	3,713	2,435
Commercial business loans	1,032	1,067	1,561
Total non-accrual loans	24,984	29,086	25,539
Accruing loans past due 90 days or more	0	1,546	0
Restructured loans	4,829	7,100	1,833
Total nonperforming loans	29,813	38,829	27,372
Real estate owned	8,096	5,030	6,762
Other repossessed assets	1,070	1,097	2,027
Nonperforming securities	0	0	100
Total nonperforming assets	$38,979	$44,956	$36,161

Asset Quality Ratios:
Non-performing assets to total assets	2.69%	3.20%	2.44%
Non-performing loans to total loans	3.09%	3.90%	2.62%
Allowance for loan losses to non-performing loans	52.99%	42.16%	60.77%
Allowance for loan losses to loans receivable	1.64%	1.64%	1.59%

(1) Ratios for the three month period have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc., +1-765-747-2945